                                                                  EXHIBIT (c)(3)

                           MORTON'S RESTAURANT GROUP

                     PRESENTATION TO THE BOARD OF DIRECTORS

                                 MARCH 26, 2002


                                   GREENHILL

TABLE OF CONTENTS





        Section I               Review of Process and Current Offer

        Section II              Valuation Analysis

        Section III             Conclusions

        Appendix

--------------------------------------------------------------------------------

                 SECTION I: REVIEW OF PROCESS AND CURRENT OFFER

--------------------------------------------------------------------------------

SUMMARY REVIEW

- On February 5, 2001, Barry Florescue, BFMA Holding Corporation and related parties ("BFMA") disclosed that they had accumulated a 9.3% stake in the Company and were considering alternatives with respect to their position.


         - On March 21, 2001, BFMA notified the Company of a proposed slate of three nominees to the Company's Board of Directors.


         - On May 1, 2001, BFMA announced its intention to acquire all of the outstanding shares of the Company that it did not already own for $28.25 per share in cash, a 31.4% premium to the unaffected stock price of $21.50.


         - The BFMA proposal was backed by contingent financing in the form of a term sheet and letter from Icahn Associates for $240 million in bridge financing and a commitment from BFMA to provide no less than $20 million of equity.


         - The bridge financing commitment would expire at 5:00 p.m. 90 days from May 1, 2001 unless BFMA had entered into a merger agreement with Morton's, in which case it would be extended for another 90 days.

- The unsolicited acquisition proposal from BFMA prompted the Company and its Board of Directors to conduct an exhaustive review of strategic alternatives, with the goal of maximizing shareholder value.

         - A Special Committee of directors was formed on May 10, 2001 to lead the Board in its review of strategic alternatives. Greenhill was retained as the Company's investment banker to assist with the process.

         - Morton's Restaurant Group has been, and continues to be, undervalued by the public markets relative to comparable restaurant companies due to issues related to the Company's leverage, liquidity and scale.

                    - Leverage: Incurrence of debt for growth and share repurchases, coupled with the recent downturn, has left the Company with $100.4 million of net debt and a 4.56x total debt/EBITDA ratio. Steakhouse comparables currently average $26.5 million of net cash and total debt/EBITDA of 0.49x.

                    - Liquidity: The Company has 4.18 million shares outstanding and public float of 65%, and trading volume indicates that its shares turn over once every 150 days. This compares with an average of 32.8 million shares, public float of 84%, and 123 days for full turnover among steakhouse comparables.

                    - Scale: In 2001, the Company achieved $237 million of revenue and $22.9 million of EBITDA compared with an average of $832 million and $109 million, respectively, among steakhouse comparables. Its trailing twelve-month average market capitalization was $63 million, compared with $789 million for steakhouse peers.

         - The Special Committee proceeded to review the full range of alternatives, including a merger or acquisition, recapitalization, leveraged buyout, creation of a preferred equity position, and sale of the Company.

         - The Special Committee and the Board examined all of the alternatives, and the process led primarily to an exploration of a potential sale of the Company including pursuant to the BFMA proposal.

- After deciding to explore a potential sale of the Company, the Special Committee initiated a process designed to maximize value by exploring the interest of a broad group of potential strategic and financial buyers in a potential transaction with the Company.


         - Greenhill, on behalf of the Company, has had exploratory discussions with 30 potential parties since June 2001. Some contacted the Company or Greenhill to express interest, while others were contacted by Greenhill.


         - Of those parties with whom preliminary discussions were held, six signed the Company's confidentiality agreement and five conducted due diligence.


         - John Castle resigned from the Special Committee on August 15, 2001, after it was determined that Castle Harlan might be interested in a potential transaction with the Company.


         - On September 25, 2001, the Company's Board reconfirmed its authorization of the Special Committee to evaluate strategic alternatives and expressly delegated it various powers and authorities. The reconstituted Committee retained Greenhill as its financial advisor and Richards Layton & Finger as its legal counsel.

- The Special Committee made repeated attempts to explore with BFMA the proposal received from BFMA on May 1, 2001 to further understand the details and to examine the contingencies in its financing proposal.

         - The financing from Icahn Associates had a term of one-year and was contingent on various conditions including, among others, the absence of change of control provisions in the liquor licenses.

         - The one-year term of the "bridge" financing, coupled with the lack of any "take-out" financing, implied substantial refinancing risk in a market where financing was not readily available.

         - On May 21, 2001, Greenhill and Schulte Roth & Zabel (Company counsel) met with BFMA and its counsel to discuss their proposal. BFMA declined at that time to provide evidence that Icahn and BFMA were capable of funding their respective commitments.

         - On June 11, 2001, Greenhill, at the Special Committee's request, sent BFMA a letter confirming that BFMA could conduct due diligence upon confirmation of its financing and execution of a confidentiality agreement.

         - During several meetings with BFMA in June 2001, Greenhill and Schulte Roth & Zabel were permitted to view, but not copy, documents from various entities intended to evidence BFMA's financing capabilities.

- Discussions with BFMA eventually stalled due to its unwillingness to sign the Company's standard confidentiality agreement in order to participate in the formal process.

         - BFMA declined to sign a standard confidentiality agreement primarily due to the standstill provision and BFMA's requirement that it be able to disclose information to an unlimited number of unidentified financing sources.

         - On July 19, 2001, BFMA advised the Company that it did not intend to renew its debt financing commitment from Icahn Associates. Subsequent efforts to communicate with BFMA did not lead to further participation by BFMA in the Company's formal process.

- As the U.S. economy weakened into a recession, a declining operating environment was worsened by the events of September 11th. The Company's financial performance suffered as a result, making the generation of interest in a potential sale process challenging. However, given the post-September 11th operating environment, the lack of liquidity in the common stock, and increasing leverage, the pressures on the Company's stand-alone strategy further enhanced the Company's need to develop a strategic alternative.

         - The Special Committee targeted the end of September to evaluate the level of interest in the Company.

         - Castle Harlan, Investcorp, Triarc and Bruckman Rosser had conducted preliminary due diligence. On October 8, 2001, Greenhill invited preliminary indications of interest by October 25, 2001, from the four parties.

         - Preliminary indications of interest were received from Castle Harlan, Investcorp and Triarc on October 25, 2001. Castle Harlan and Triarc were invited to conduct further due diligence and meet with management.

         - The first deadline for firm and binding proposals on December 5, 2001 did not yield any offers, largely as a result of a lack of visibility into the macroeconomic environment and the Company's future prospects. Triarc indicated that it did not intend to proceed in the process, while Castle Harlan expressed continued interest, but required further evidence of financial stability post-September 11th.

         - Greenhill alerted Castle Harlan, Triarc and Investcorp to an extension of the process in January 2002. Several new parties inquired about the process and were offered the opportunity to participate on an expedited basis.

         - Only Castle Harlan submitted a final proposal on the second deadline, February 15, 2002. Other interested parties opted not to make an offer or declined to sign a confidentiality agreement to participate in the process.

- The Special Committee entered into discussions with Castle Harlan following receipt on February 15, 2002 of a final proposal which outlined an offer to purchase all of the Company's outstanding shares for $12.00 per share.

         - The initial $12.00 per share offer represented an 81.8% premium to the February 14, 2002 closing price of $6.60.

         - Negotiations with Castle Harlan resulted in two increases in the offer price (first to $12.50, then to $12.60) as well as elimination of numerous conditions and contingencies proposed by Castle Harlan and its counsel.

         - After agreement was reached on March 7, 2002 as to material business terms, Castle Harlan was expected to complete confirmatory due diligence on an accelerated timetable.

- Negotiations over the past month have yielded the definitive merger proposal that is before the Special Committee and Board today.

         - Debt financing is to be achieved through an amendment to the Company's existing bank credit facility. Castle Harlan would amortize approximately $10 million at closing in order to reduce leverage to a more manageable level.

         - Castle Harlan Partners III, L.P. (a $610 million private equity fund) has committed to provide $74 million of equity financing to fund purchase of the equity, debt amortization at closing, and transaction fees.

         - Key conditions to closing include achievement of an EBITDA target, receipt of consents on certain leases, successful transfer of all material liquor licenses, and consents related to its FFCA and CNL loans.

         - Castle Harlan is entitled to receive a termination fee of 2.5% of transaction equity value ($1.3 million), including reimbursement of fees and expenses, in certain events including if the Company pursues a Superior Proposal.

REVIEW OF THE PROCESS TO DATE

           DATE                            EVENT
           ----                            -----

         2/5/01 Barry Florescue, BFMA Holding Corporation and other related parties (collectively "BFMA") disclosed that they had accumulated a 9.3% stake in Morton's Restaurant Group (the "Company") and were considering alternatives with respect to their position.

        3/13/01 The Company retained Greenhill to advise on strategic alternatives to maximize shareholder value.

        3/21/01 BFMA notified the Company of a proposed slate of three nominees to the Company's Board of Directors.

         5/1/01 BFMA announced an unsolicited proposal to acquire all of the outstanding shares of the Company at $28.25 per share, a 31.4% premium to the unaffected stock price of $21.50. BFMA offered a contingent financing proposal in the form of a term sheet.

         5/2/01 The Company issued a press release confirming that it had received an unsolicited proposal letter from BFMA and stating that it would respond in due course after its Board, with the help of Greenhill, had concluded its review of the proposal.

         5/8/01 The Company announced that it was evaluating the full range of strategic alternatives, including a potential sale of the Company.

        5/10/01 CEO Allen Bernstein, CFO Thomas Baldwin and Independent Director John Castle were re-elected to the Company's Board. A Special Committee of directors chaired by John Castle was formed to lead the Board in its evaluation of strategic alternatives.

      5/01-6/01   Greenhill and the Company conducted a thorough assessment of potential strategic alternatives, including merger or acquisition, recapitalization, leveraged buyout, creation of a preferred equity position and sale of the Company including the BFMA proposal. This review resulted in a process primarily designed to explore a sale of the Company.

        5/21/01 Greenhill and Schulte Roth & Zabel met with BFMA and its counsel to gain further information regarding BFMA's proposal and financing on a preliminary basis. The contingent nature of the bridge financing and lack of take-out financing were discussed.

           6/01 Greenhill, on behalf of the Company, began discussions to gauge interest level of potential parties in an acquisition or merger with the Company. Greenhill has had discussions to varying degrees with 30 parties since June 2001.

        7/19/01 Morton's announced that BFMA had advised the Company that it did not intend to renew its debt financing commitment from Icahn Associates. BFMA reiterated its unwillingness to sign the Company's proposed confidentiality agreement due to BFMA's requirement that it be allowed to disclose information to an unlimited number of unidentified financing sources and its objection to a standstill provision.

        8/15/01 Mr. Castle resigned from the Special Committee, stating that Castle Harlan might be interested in a potential transaction with the Company. Schulte Roth & Zabel advised the Special Committee to hire separate legal counsel.

        9/25/01 The Company's Board reconfirmed its authorization of the Special Committee to review and evaluate any and all strategic alternatives available to the Company and expressly delegated to the Special Committee various powers and authorities. The reconstituted Special Committee formally retained Greenhill as financial advisor to the Special Committee.

           DATE                            EVENT
           ----                            -----

        10/8/01 Greenhill invited preliminary indications of interest by 10/25/01 from Bruckman Rosser Sherrill, Castle Harlan, Investcorp and Triarc, the four parties that had signed the Company's confidentiality agreement and conducted preliminary due diligence.

       10/22/01 The Company received an early warning correspondence from the NYSE regarding continued listing standards.

       10/25/01 Preliminary indications of interest were received from Castle Harlan, Investcorp and Triarc. Based on these indications of interest, Castle Harlan and Triarc were invited to conduct further due diligence and to meet with the management of Morton's.

       10/30/01 Greenhill communicated with BFMA to provide an update on the status of the process and to again offer the opportunity to execute the Company's standard confidentiality agreement. BFMA declined to execute the confidentiality agreement.

       11/13/01 In response to a BFMA press release issued on 11/9/01, the Company issued a press release reiterating BFMA's unwillingness to participate in the Company's formal process by signing the same confidentiality agreement as other parties.

       11/26/01 Greenhill invited Castle Harlan and Triarc to submit firm and binding proposals by 12/5/01.

        12/5/01 Firm and binding proposals were due. The weak economy and events of September 11th, however, impacted the Company's performance in the third and fourth quarters. Triarc opted not to make a bid. Castle Harlan stated its continued interest in a potential transaction and its desire to review 2001 year-end financial statements before making a final bid.

        12/7/01 The Special Committee elected to defer the process and to maintain flexibility until year-end results were posted.

       12/19/01 The Company received written notice from the NYSE that it had fallen below criteria for continued listing.

        1/17/02 Based on December results and a desire to prevent current interested parties from "going stale," the Special Committee elected to continue the sale process with a mid-February target for final proposals.

           1/02 Greenhill contacted Castle Harlan, Triarc and Investcorp and alerted them to the extended process.

           1/02 Greenhill received unsolicited inquiries from DB Capital, Dolphin Partners and GKH Partners, of which DB Capital and GKH Partners signed confidentiality agreements. DB Capital eventually elected not to proceed with due diligence.

         2/7/02 Greenhill requested final proposals from interested parties, with a deadline of 2/15/02.

        2/15/02 Final proposals were due. GKH opted not to make a bid. Castle Harlan submitted a proposal with an offer of $12.00 per share, an 81.8% premium to the 2/14/02 closing price of $6.60.

         3/5/02 As part of negotiations regarding material business terms, Castle Harlan increased its offer to $12.50 per share, a 40.4% premium to the 3/4/02 closing price of $8.90.

         3/7/02 The Company and Castle Harlan reached agreement on material business terms. A price of $12.60, a 45.2% premium to the 3/6/02 closing price of $8.68, was proposed and agreed upon. Castle Harlan commenced confirmatory due diligence.

CONTACT LIST OF POTENTIAL BUYERS


        POTENTIAL STRATEGIC BUYERS                          POTENTIAL FINANCIAL BUYERS
Chart House Enterprises, Inc.                       Apax Partners, Inc.(1)
Lone Star Steakhouse & Saloon, Inc.                 Bain Capital, Inc.
McDonald's Corporation                              BFMA Holding Corporation(1)
O'Charley's, Inc.                                   Bruckman Rosser Sherrill & Co.(2)
Outback Steakhouse, Inc.                            Castle Harlan, Inc.(2)
RARE Hospitality International, Inc.                Charterhouse Group International, Inc.
The Smith & Wollensky Restaurant Group, Inc.(1)     Citicorp Venture Capital
Triarc Companies, Inc.(2)                           Clayton, Dubilier & Rice, Inc.
                                                    DB Capital Partners(1)
                                                    Dilmun Investments, Inc.
                                                    Dolphin Partners(1)
                                                    Fenway Partners, Inc.
                                                    Fremont Partners(1)
                                                    GKH Partners, L.P.(2)
                                                    Hicks, Muse, Tate & Furst
                                                    Investcorp S.A.(2)
                                                    Madison Dearborn Partners, Inc.
                                                    Ripplewood Holdings L.L.C.
                                                    Saunders Karp & Megrue L.P.
                                                    Thomas H. Lee Company
                                                    Vestar Capital Partners
                                                    Warburg Pincus L.L.C.



Notes:
------------------------------
(1) Originally expressed interest.
(2) Signed confidentiality agreements and conducted preliminary due diligence.


--------------------------------------------------------------------------------
  THIRTY POTENTIAL BUYERS WERE CONTACTED BY OR EXPRESSED INTEREST TO GREENHILL.
        SIX PARTIES SIGNED CONFIDENTIALITY AGREEMENTS, AND FIVE CONDUCTED
                           PRELIMINARY DUE DILIGENCE.
--------------------------------------------------------------------------------

PRELIMINARY INDICATIONS OF INTEREST


-        CASTLE HARLAN, INC.

         - Indicated a range of interest between $15.00 and $18.00 per share, payable in cash

         - Noted that closing would be contingent upon successful debt financing

         - Has substantial knowledge of Morton's and the restaurant industry

         -        Knowledge of Morton's mitigates due diligence risk

-        INVESTCORP S.A.

         - Indicated a range of interest between $11.00 and $13.00 per share, payable in cash

         - Orally indicated 50% equity financing, which would mitigate financing risk

         - Performed in-depth detailed due diligence and had very specific information requests

         - Lower valuation raised questions regarding ability to proceed in the process

-        TRIARC COMPANIES, INC.

         -        Indicated an interest of $17.00 per share, payable in cash

         - Cash and marketable securities on its balance sheet would mitigate financing risk

         - Has knowledge of the restaurant industry through Arby's, its main subsidiary

         - Potential significant synergies through integration into existing operations


--------------------------------------------------------------------------------
         PRELIMINARY INDICATIONS OF INTEREST WERE RECEIVED FROM CASTLE
         HARLAN, INVESTCORP AND TRIARC ON OCTOBER 25, 2001. CASTLE
         HARLAN AND TRIARC WERE INVITED TO MOVE FORWARD IN THE PROCESS.
--------------------------------------------------------------------------------

PROPOSAL FROM CASTLE HARLAN

- From 2/15/02 to 3/7/02, significant issues were discussed and negotiated. Material terms of a business agreement were reached on 3/7/02. Six Special Committee telephonic meetings were held to discuss strategy and approve actions.

       ISSUE                      CASTLE HARLAN PROPOSAL                                   NEGOTIATED TERMS
Price                       $12.00 per share                                      $12.60 per share received on 3/7/02 after $12.50
                                                                                  per share was rejected on 3/5/02 and $12.00 per
                                                                                  share was rejected on 2/20/02

Exclusivity Period          45 day exclusivity period for confirmatory due        No exclusivity period with goal of reaching
                            diligence prior to signing definitive agreement       definitive agreement in 2-3 weeks

Termination Fee             4% of equity value, plus unlimited out-of-pocket      Not to exceed 2.5% of equity value after
                            expenses (including financing fees)                   reimbursement of fees and expenses

Litigation Condition        No requirement to close in event of actual or         No requirement to close in event of litigation
                            threatened litigation, including by stockholders      that could cause a MAC

EBITDA Condition            No requirement to close in event that 2002            No requirement to close in event that trailing 12
                            year-to-date EBITDA is not on budget                  months EBITDA is less than $23 million
                                                                                  at June 30, 2002

No Shop Clause              May respond to third party proposals only if          May respond to third party proposals with
                            majority of Board approves and CA is no more          majority Special Committee and Board vote; if
                            favorable than that signed by Castle Harlan           CA terms are more favorable, they also apply to
                                                                                  Castle Harlan

Recommendation              Change in merger recommendation requires              Change in merger recommendation requires
                            majority Board vote, five business day waiting        Special Committee and Board
                            period, and payment of termination fee                recommendation, five business day waiting
                                                                                  period, and payment of termination fee

MAC Clause                  No requirement to close in event of a material        No requirement to close in event of a material
                            adverse change since December 31, 2000, with          adverse change since December 31, 2001, with
                            fairly broad MAC definition                           narrower MAC definition

Voting Agreement            Unspecified shareholders must enter into a            Voting agreement requirement removed from
                            voting agreement prior to definitive agreement        the merger agreement


--------------------------------------------------------------------------------
THE FINAL PROPOSAL RECEIVED FROM CASTLE HARLAN ON FEBRUARY 15, 2002 CONTAINED A
  NUMBER OF PROVISIONS WHICH WERE SUBSEQUENTLY NEGOTIATED BY GREENHILL AND
                        THE SPECIAL COMMITTEE'S COUNSEL.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SECTION II: VALUATION ANALYSIS

--------------------------------------------------------------------------------

VALUATION SUMMARY

                           [Graphic Omitted]

[The following table was depicted as a horizontal bar chart in the printed material. Vertical lines indicated the current price of $11.44 and the offer price of $12.60.]


-----------------------                           --------------------
 Current Price: $11.44                             Offer Price: $12.60
-----------------------                           --------------------

                                          Equity Value Per Share
                                          ----------------------
                                           Low             High
                                           ---             ----
Precedent Transaction Analysis          $  6.00           $14.00
DCF Analysis - Management Case            25.00            40.00
DCF Analysis - Research Analyst Case       3.00            14.00
Comparable Company Analysis                8.00            15.00

PRECEDENT TRANSACTION VALUATION


($US in Millions, Except per Share Data)


                                                               MORTON'S            IMPLIED                NET
      VALUATION METHODOLOGY               MULTIPLE RANGE     STATISTIC (1)    ENTERPRISE VALUE          DEBT (3)
------------------------------     ----------------------   --------------   ------------------        ---------
ACTUAL FIGURES
LTM EBITDA                            5.0x    -      7.0x         $22.9      $114.6    -    $160.5        $100.4

----------------------------------------------------------------------------------------------------------------
LTM  P/E                             12.0x    -     20.0x         $0.43       122.2    -     136.8         100.4
----------------------------------------------------------------------------------------------------------------

One Month Premium Paid (2)           35.0%    -     45.0%         $7.20       141.1    -     144.1         100.4







PRO FORMA FIGURES
LTM EBITDA                            5.0x    -      7.0x         $25.6      $127.9    -    $179.0        $100.4

----------------------------------------------------------------------------------------------------------------
LTM  P/E                             12.0x    -     20.0x         $0.87       144.1    -     193.5         100.4
----------------------------------------------------------------------------------------------------------------

One Month Premium Paid (2)           35.0%    -     45.0%         $7.20       141.1    -     144.1         100.4


                                                          IMPLIED                 IMPLIED
      VALUATION METHODOLOGY                            EQUITY VALUE        PRICE PER SHARE (4)
------------------------------                    ---------------------   ----------------------
ACTUAL FIGURES
LTM EBITDA                                         $14.2   -     $60.1    $3.40    -     $14.37

------------------------------------------------------------------------------------------------
LTM  P/E                                            21.8   -      36.4     5.22    -       8.70
------------------------------------------------------------------------------------------------

One Month Premium Paid (2)                          40.6   -      43.7     9.72    -      10.44

                                                        ----------------------------------------
                                                                  Mean    $6.11    -     $11.17
                                                                Median     5.22    -      10.44
                                                                  High     9.72    -      14.37
                                                                   Low     3.40    -       8.70
                                                        ----------------------------------------

PRO FORMA FIGURES
LTM EBITDA                                         $27.5   -     $78.6    $6.57   -     $18.80

------------------------------------------------------------------------------------------------
LTM  P/E                                            43.7   -      93.1    10.46   -      17.43
------------------------------------------------------------------------------------------------

One Month Premium Paid (2)                          40.6   -      43.7     9.72   -      10.44

                                                        ----------------------------------------
                                                                  Mean    $8.91   -     $15.55
                                                                Median     9.72   -      17.43
                                                                  High    10.46   -      18.80
                                                                   Low     6.57   -      10.44
                                                        ----------------------------------------

                                                ------------------------------------------------
                                                         Summary Range    $6.00   -     $14.00
                                                 Premium to Market(5)    -47.6%   -      22.4%
                                                ------------------------------------------------


Notes:
----------------------------------
(1) Morton's LTM statistics reflect full year actual or pro forma 2001 numbers.
(2) Reflects premium to Morton's stock price one month prior to March 25, 2002.
(3) Includes current and long-term portions of capital lease obligations.
(4) Fully diluted shares calculated by using the treasury method and 4.18 million primary shares outstanding.
(5) Based upon Morton's stock price of $11.44 as of March 25, 2002.

 DISCOUNTED CASH FLOW ANALYSIS - MANAGEMENT CASE

- A range of discount rates was used to adjust for the Company's high leverage and smaller capitalization.

($US in Millions, Except per Share Data)

TERMINAL EBITDA MULTIPLE                              5.0x                          5.5x                          6.0x
                                           --------------------------    --------------------------    --------------------------
DISCOUNT RATE                                8.0%     10.5%     13.0%      8.0%     10.5%     13.0%      8.0%     10.5%     13.0%
                                          ----------------------------  ----------------------------  ----------------------------
     Present Value of Cash Flows: (1)
       2002E - 2006E                         73.7      69.7      66.1      73.7      69.7      66.1      73.7      69.7      66.1
       Terminus                             188.2     167.9     150.1     207.0     184.6     165.1     225.8     201.4     180.1
       Other                                  0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     ENTERPRISE VALUE                      $261.9    $237.6    $216.2    $280.7    $254.4    $231.2    $299.5    $271.1    $246.2
     NET DEBT                              $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     EQUITY VALUE                          $161.4    $137.2    $115.8    $180.3    $153.9    $130.8    $199.1    $170.7    $145.8
                                          =======   =======   =======   =======   =======   =======   =======   =======   =======
   -------------------------------------------------------------------------------------------------------------------------------
     VALUE PER SHARE (2)                   $33.72    $29.17    $25.18    $37.25    $32.32    $27.99    $40.77    $35.46    $30.80
   -------------------------------------------------------------------------------------------------------------------------------

     TERMINAL VALUE ANALYSIS
       % VALUE IN TERMINUS                  71.9%     70.7%     69.4%     73.8%     72.6%     71.4%     75.4%     74.3%     73.1%
     IMPLIED TERMINAL MULTIPLES
       FY 2006E Revenues                    0.63x     0.63x     0.63x     0.69x     0.69x     0.69x     0.76x     0.76x     0.76x
       FY 2006E EBITDA                       5.0x      5.0x      5.0x      5.5x      5.5x      5.5x      6.0x      6.0x      6.0x
       FY 2006E EBIT                         8.6x      8.6x      8.6x      9.5x      9.5x      9.5x     10.3x     10.3x     10.3x
     Implied Perpetual Growth Rate (3)       0.5%      2.8%      5.0%      1.2%      3.4%      5.7%      1.7%      4.0%      6.3%
     IMPLIED VALUATION MULTIPLES (4)
     Enterprise Value /
       FY 2001A Revenues                    1.10x     1.00x     0.91x     1.18x     1.07x     0.98x     1.26x     1.14x     1.04x
       FY 2001A EBITDA                      11.4x     10.4x      9.4x     12.2x     11.1x     10.1x     13.1x     11.8x     10.7x
       FY 2001A EBIT                        25.5x     23.2x     21.1x     27.4x     24.8x     22.6x     29.2x     26.5x     24.0x
                                          ----------------------------  ----------------------------  ----------------------------

Notes:
---------------------------------------
N.B. Analysis assumes that cash flows occur at the middle of the period. N.B. All EBITDA figures are before pre-opening expenses.
(1) Valuation is as of 1/1/02.
(2) Fully diluted shares is calculated using the treasury method and 4.18 million primary shares outstanding.
(3) Based upon the terminal value calculated by the EBITDA multiple method.
(4) Implied multiples are based upon 2001 actual, rather than pro forma, figures.

DISCOUNTED CASH FLOW ANALYSIS - RESEARCH ANALYST CASE

- A range of discount rates was used to adjust for the Company's high leverage and smaller capitalization.

($US in Millions, Except per Share Data)

TERMINAL EBITDA MULTIPLE                              5.0x                          5.5x                          6.0x
                                           --------------------------    --------------------------    --------------------------
DISCOUNT RATE                                8.0%     10.5%     13.0%      8.0%     10.5%     13.0%      8.0%     10.5%     13.0%
                                          ----------------------------  ----------------------------  ----------------------------
     Present Value of Cash Flows: (1)
       2002E - 2006E                         26.8      25.2      23.8      26.8      25.2      23.8      26.8      25.2      23.8
       Terminus                             110.8      98.8      88.3     121.9     108.7      97.2     132.9     118.6     106.0
       Other                                  0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     ENTERPRISE VALUE                      $137.5    $124.0    $112.2    $148.6    $133.9    $121.0    $159.7    $143.8    $129.8
     NET DEBT                              $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4    $100.4
                                          -------   -------   -------   -------   -------   -------   -------   -------   -------
     EQUITY VALUE                           $37.1     $23.6     $11.7     $48.2     $33.5     $20.6     $59.3     $43.4     $29.4
                                          =======   =======   =======   =======   =======   =======   =======   =======   =======
   -------------------------------------------------------------------------------------------------------------------------------
     VALUE PER SHARE (2)                    $8.88     $5.64     $2.81    $11.53     $8.01     $4.92    $14.18    $10.37     $7.03
   -------------------------------------------------------------------------------------------------------------------------------

     TERMINAL VALUE ANALYSIS
       % VALUE IN TERMINUS                  80.5%     79.7%     78.8%     82.0%     81.2%     80.3%     83.2%     82.5%     81.7%
     IMPLIED TERMINAL MULTIPLES
       FY 2006E Revenues                    0.60x     0.60x     0.60x     0.66x     0.66x     0.66x     0.72x     0.72x     0.72x
       FY 2006E EBITDA                       5.0x      5.0x      5.0x      5.5x      5.5x      5.5x      6.0x      6.0x      6.0x
       FY 2006E EBIT                         9.1x      9.1x      9.1x     10.0x     10.0x     10.0x     10.9x     10.9x     10.9x
     Implied Perpetual Growth Rate (3)       2.8%      5.1%      7.4%      3.2%      5.6%      7.9%      3.6%      6.0%      8.3%
     IMPLIED VALUATION MULTIPLES (4)
     Enterprise Value /
       FY 2001A Revenues                    0.58x     0.52x     0.47x     0.63x     0.56x     0.51x     0.67x     0.61x     0.55x
       FY 2001A EBITDA                       6.0x      5.4x      4.9x      6.5x      5.8x      5.3x      7.0x      6.3x      5.7x
       FY 2001A EBIT                        13.4x     12.1x     10.9x     14.5x     13.1x     11.8x     15.6x     14.0x     12.7x
                                          ----------------------------  ----------------------------  ----------------------------


Notes:
--------------------------------------
N.B. Analysis assumes that cash flows occur at the middle of the period. N.B. All EBITDA figures are before pre-opening expenses.
(1) Valuation is as of 1/1/02.
(2) Fully diluted shares is calculated using the treasury method and 4.18 million primary shares outstanding.
(3) Based upon the terminal value calculated by the EBITDA multiple method.
(4) Implied multiples are based upon 2001 actual, rather than pro forma, figures.

COMPARABLE COMPANY VALUATION - STEAKHOUSE RESTAURANTS


($US in Millions, Except per Share Data)

                                                               MORTON'S          IMPLIED               NET
      VALUATION METHODOLOGY             MULTIPLE RANGE        STATISTIC      ENTERPRISE VALUE        DEBT (2)
--------------------------------     --------------------  -------------  ----------------------   ----------
-------------------------------------------------------------------------------------------------------------
2001A EBITDA (4)                      6.0x     -    8.5x        $22.9      $137.6    -    $194.9      $100.4
-------------------------------------------------------------------------------------------------------------
2002E EBITDA (IBES Case) (1)          5.0x     -    7.5x         23.7       118.6    -     177.9       100.4
2002E EBITDA (Mgmt Case)              5.0x     -    7.5x         33.6       168.1    -     252.2       100.4

-------------------------------------------------------------------------------------------------------------
2001A P/E (4)                        17.0x     -   20.0x        $0.43      $131.3    -    $136.8      $100.4
-------------------------------------------------------------------------------------------------------------
2002E P/E (IBES Case)                14.0x     -   18.0x         0.13       108.0    -     110.2       100.4
2002E P/E (Mgmt Case)                14.0x     -   18.0x         1.76       232.3    -     270.0       100.4


                                            IMPLIED                   IMPLIED
      VALUATION METHODOLOGY              EQUITY VALUE           PRICE PER SHARE (3)
--------------------------------    -----------------------   ----------------------
------------------------------------------------------------------------------------
2001A EBITDA (4)                     $37.2     -     $94.5      $8.89    -   $22.59
------------------------------------------------------------------------------------
2002E EBITDA (IBES Case) (1)          18.2     -      77.5       4.35    -    18.54
2002E EBITDA (Mgmt Case)              67.7     -     151.7      16.19    -    36.29

------------------------------------------------------------------------------------
2001A P/E (4)                        $30.9     -     $36.4      $7.39    -    $8.70
------------------------------------------------------------------------------------
2002E P/E (IBES Case)                  7.6     -       9.8       1.82    -     2.34
2002E P/E (Mgmt Case)                131.9     -     169.5      24.69    -    31.74

                                                 -----------------------------------
                                                      Mean     $10.55    -   $20.03
                                                    Median       8.14    -    20.57
                                                      High      24.69    -    36.29
                                                       Low       1.82    -     2.34
                                                 -----------------------------------
                                    ------------------------------------------------
                                             Summary Range      $8.00    -   $15.00
                                     Premium to Market (5)     -30.1%    -    31.1%
                                    ------------------------------------------------


Notes:
----------------------------------
N.B. Morton's EBITDA figures are before pre-opening costs.
(1) 2002E IBES EBITDA refers to the 2002E Research Analyst Case EBITDA figure.
(2) Includes current and long-term portions of capital lease obligations.
(3) Fully diluted shares calculated by using the treasury method and 4.18 million primary shares outstanding.
(4) Reflects actual, rather than pro forma, results for 2001.
(5) Based upon Morton's stock price of $11.44 as of March 25, 2002.

SUMMARY TRANSACTION VALUATION


($US in Millions, Except per Share Data)

                  $12.60 OFFER AS A PREMIUM TO
                 --------------------------------                      IMPLIED     PRICE/      PRICE/      PRICE/    ENTERPRISE
                  CURRENT    ONE         ONE        PRICE     EQUITY  ENTERPRISE    2001       2002E       2002E     VALUE / 2001
                  MARKET  WEEK PRIOR MONTH PRIOR  PER SHARE   VALUE    VALUE (1) ACTUAL EPS IBES EPS (2) MGMT. EPS ACTUAL EBITDA (3)
                 -------------------------------------------------------------------------------------------------------------------
                                                                                   $0.43       $0.13      $1.76          $22.9
                  152.0%       -          -         $5.00     $20.9    $121.3      11.5x       38.5x       2.8x           5.3x
                  110.0%       -          -         $6.00      25.1     125.5      13.8x       46.2x       3.4x           5.5x
                --------------------------------------------------------------------------------------------------------------------
         2/15/02   81.3%    68.2%      16.8%        $6.95      29.1     129.5      16.0x       53.5x       3.9x           5.6x
                --------------------------------------------------------------------------------------------------------------------
                   80.0%       -          -         $7.00      29.3     129.7      16.1x       53.8x       4.0x           5.7x
                   57.5%       -          -         $8.00      33.5     133.9      18.4x       61.5x       4.5x           5.8x
                   40.0%       -          -         $9.00      37.6     138.0      20.7x       69.2x       5.1x           6.0x
                --------------------------------------------------------------------------------------------------------------------
          3/7/02   37.1%    55.9%      66.2%        $9.19      38.4     138.8      21.1x       70.7x       5.2x           6.1x
                --------------------------------------------------------------------------------------------------------------------
                   26.0%       -          -         $10.00     41.8     142.2      23.0x       76.9x       5.7x           6.2x
                   14.5%       -          -         $11.00     46.0     146.4      25.3x       84.6x       6.2x           6.4x
                --------------------------------------------------------------------------------------------------------------------
Current: 3/25/02   10.1%    14.6%      75.0%        $11.44     47.8     148.3      26.3x       88.0x       6.5x           6.5x
                --------------------------------------------------------------------------------------------------------------------
                    5.0%       -          -         $12.00     50.2     150.6      27.6x       92.3x       6.8x           6.6x
                --------------------------------------------------------------------------------------------------------------------
           Offer    0.0%       -          -         $12.60     52.7     153.1      29.0x       96.9x       7.2x           6.7x
                --------------------------------------------------------------------------------------------------------------------
                   -3.1%       -          -         $13.00     54.4     154.8      29.9x      100.0x       7.4x           6.8x
                  -10.0%       -          -         $14.00     58.5     159.0      32.2x      107.7x       8.0x           6.9x


Notes:
----------------------------------
(1) Based on $100.4 million of net debt as of 2/28/02. Debt includes current and long-term portions of capital lease obligations.
(2) Source:  IBES estimate as of March 2002.
(3) EBITDA figure is before pre-opening costs.

--------------------------------------------------------------------------------

                            SECTION III: CONCLUSIONS

--------------------------------------------------------------------------------

CONCLUSIONS

- Greenhill recommends that the Special Committee and the Board of Directors assess the price and terms of Castle Harlan's offer relative to the Company's standalone strategy's benefits and risks in determining whether or not to accept the offer.

         - The Special Committee and the Board must evaluate the Castle Harlan offer and the different valuations of the Company using the various methodologies as a whole and taking into account the relevance of each valuation methodology to the Company's current situation.

         - The valuation implied by management's strategic plan must be weighed against the probability that the plan will be achieved given ongoing macroeconomic uncertainty, market risks and other Company specific risks.

         - The Special Committee and the Board must consider the Company's current debt level (4.56x total debt/2001 EBITDA), which is high relative to the current operating environment, and the Company's increased risk of financial distress.

         - On December 19, 2001, the Company received notice from the New York Stock Exchange (NYSE) that it is below the continued listing standards and therefore may cease to be eligible for trading on the NYSE.

         - In light of the Company's high level of leverage and potential lack of liquidity for equity holders, further availability of debt or equity capital on attractive terms is unlikely in the current environment.

- Greenhill is of the opinion, based on our analysis, that the $12.60 per share merger consideration to be received by the holders of Morton's common stock is fair, from a financial point of view, to such holders.

PRELIMINARY TIMELINE TO CLOSING

- The timeline below reflects current best estimates and is for illustrative purposes only.

DATE               EVENT

03/26/02           Receive Committee and Board approval

03/26/02           Sign definitive merger agreement

03/27/02           Announce transaction to the market

03/27/02           Commence filing of liquor license applications

03/27/02           Seek landlord and financing consents

Week of 4/01/02    File initial proxy statement

Week of 4/01/02    File Hart-Scott-Rodino filing

Week of 4/22/02    Clear Hart-Scott-Rodino

Week of 4/29/02    Receive first round of SEC comments to draft proxy statement

Week of 5/20/02    Clear SEC; mail proxy statement to shareholders

Week of 6/17/02    Shareholder meeting

Week of 7/08/02    Review June financial statements

Week of 7/08/02    Receive liquor licenses and other consents

Week of 7/08/02    Close transaction

--------------------------------------------------------------------------------

                                    APPENDIX

--------------------------------------------------------------------------------

COMPARABLE COMPANY TRADING ANALYSIS

($US in Millions, Except per Share Data)

                                                        DISCOUNT                                             2001A PE /
                                               PRICE     FROM 52      EQUITY  ENTERPRISE   PRICE/EPS(1)     5-YR. EPS
            COMPANY (TICKER)                  3/25/02   WK. HIGH      VALUE      VALUE     2001A   2002E    GR. RATE(1)
--------------------------------------------  --------  ----------  --------  -----------  ------  -------  -------------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                       $35.10      -7.5%    $2,846.5  $2,822.1      20.2x    16.9x      1.32x
RARE Hospitality International (RARE)           24.75     -12.9%       567.1     573.4      19.2     17.4       0.95
Lone Star Steakhouse & Saloon (STAR)            20.60      -2.0%       581.9     499.0      19.1     15.4       1.47
The Smith & Wollensky Restaurant Group (SWRG)    5.33     -38.2%        50.2      45.4        NM       NM         NM

                                                                            --------------------------------------------
                                                                                  Mean      19.5x    16.6x      1.25x
                                                                                Median      19.2     16.9        1.32
                                                                            --------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(2)             $11.44     -59.1%       $47.8    $148.3      26.3x    88.0x      2.63x
-------------------------------------------------------------------------------------------------------------------------

UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                  $35.81      -5.4%    $1,888.1  $1,865.1      45.3x    36.4x      1.69x
P.F. Chang's China Bistro (PFCB)                66.85      -2.8%       877.3     847.2       4.3     43.3       1.84

                                                                            --------------------------------------------
                                                                                  Mean      49.8x    39.8x      1.77x
                                                                            --------------------------------------------

CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                       $37.04     -17.0%    $4,728.3  $5,332.2      21.9x    17.8x      1.40x
Brinker International (EAT)                     30.85     -14.3%     3,149.3   3,501.6      20.7     17.5       1.29
CBRL Group (CBRL)                               27.15     -17.1%     1,592.4   1,709.3      18.6     16.2       1.27
Ruby Tuesday (RI)                               22.30     -12.0%     1,532.0   1,540.2      21.4     18.1       1.07
Applebee's International (APPB)                 35.06      -8.0%     1,317.9   1,383.5      19.4     16.6       1.31
Landry's Seafood Restaurants (LNY)              24.40      -9.3%       584.6     728.5      20.5     18.5       1.64

                                                                            --------------------------------------------
                                                                                  Mean      20.4x    17.5x      1.33x
                                                                                Median      20.6     17.7       1.30
                                                                            --------------------------------------------


                                                                                  ENTERPRISE VALUE /
                                                                 REVENUE          EBITDA(3)              EBIT
            COMPANY (TICKER)                                2001A      2002E    2001A     2002E      2001A     2002E
------------------------------------------------  --------  ---------  -------  --------  ---------  --------  ------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                                     1.33x      1.20x     8.8x      7.8x      11.8x     10.3x
RARE Hospitality International (RARE)                        1.08       0.97      8.1       7.4       12.6      11.4
Lone Star Steakhouse & Saloon (STAR)                         0.83       0.81      7.5       5.9       13.6      10.5
The Smith & Wollensky Restaurant Group (SWRG)                0.64       0.58       NM        NM         NM        NM

                                              -----------------------------------------------------------------------
                                                    Mean     0.97x      0.89x     8.2x      7.0x      12.7x     10.7x
                                                  Median     0.95       0.89      8.1       7.4       12.6      10.5
                                              -----------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(2)                           0.63x      0.69x     6.5x      6.2x      14.5x     17.5x
---------------------------------------------------------------------------------------------------------------------

UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                                3.46x      2.83x    23.3x     18.1x      33.6x     25.8x
P.F. Chang's China Bistro (PFCB)                             2.66       2.12     18.8      15.2       29.3      23.8

                                              -----------------------------------------------------------------------
                                                     Mean    3.06x      2.47x    21.0x     16.6x      31.4x     24.8x
                                              -----------------------------------------------------------------------

CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                                     1.27x      1.18x    10.3x      9.1x      14.9x     12.9x
Brinker International (EAT)                                  1.30       1.13      9.8       8.4       14.4      12.2
CBRL Group (CBRL)                                            0.85       0.81      8.3       7.4       12.5      11.0
Ruby Tuesday (RI)                                            1.93         NA     11.6        NA       15.4        NA
Applebee's International (APPB)                              1.86       1.68      9.0       7.8       12.3      10.4
Landry's Seafood Restaurants (LNY)                           0.98       0.93      8.0       7.6       14.3      13.2

                                              -----------------------------------------------------------------------
                                                    Mean     1.36x      1.15x     9.5x      8.1x      14.0x     11.9x
                                                  Median     1.28       1.13      9.4       7.8       14.4      12.2
                                              -----------------------------------------------------------------------

Notes:
--------------------------------------------
N.B. Estimates from recent research reports unless noted otherwise. Statistics reflect calendar year figures.
(1) Source:  IBES estimates as of March 2002.
(2) Morton's 2001 multiples are based upon actual, rather than pro forma, figures. The Company's 2002 multiples are based upon the Research Analyst case estimates.
(3) EBITDA figures are before pre-opening costs, using assumptions where necessary.

   COMPARABLE COMPANY OPERATING ANALYSIS


($US in Millions)

                                                                                              5-YEAR EPS
                                                    EQUITY  ENTERPRISE   SALES    EBITDA(1)    GROWTH
           COMPANY (TICKER)                         VALUE     VALUE      2001A       2001A      RATE(2)
------------------------------------------------  --------  ----------  --------  -----------  -----------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                          $2,846.5   $2,822.1   $2,127.1     $319.0        15.3%
RARE Hospitality International (RARE)                567.1      573.4      533.2       70.4        20.1%
Lone Star Steakhouse & Saloon (STAR)                 581.9      499.0      598.0       66.6        13.0%
The Smith & Wollensky Restaurant Group (SWRG)         50.2       45.4       70.6        1.5        15.0%

                                                                                --------------------------
                                                                                          Mean     15.8%
                                                                                        Median     15.1%
                                                                                --------------------------
----------------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(3)                   $47.8     $148.3     $237.1      $22.9        10.0%
----------------------------------------------------------------------------------------------------------

UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                     $1,888.1   $1,865.1     $539.1      $80.0        26.8%
P.F. Chang's China Bistro (PFCB)                     877.3      847.2      318.8       45.1        29.5%

                                                                                --------------------------
                                                                                          Mean     28.2%
                                                                                --------------------------

CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                          $4,728.3   $5,332.2   $4,202.6     $515.4        15.3%
Brinker International (EAT)                        3,149.3    3,501.6    2,696.3      355.6        16.0%
CBRL Group (CBRL)                                  1,592.4    1,709.3    2,017.1      204.8        15.0%
Ruby Tuesday (RI)                                  1,532.0    1,540.2      796.9      132.4        20.0%
Applebee's International (APPB)                    1,317.9    1,383.5      744.3      154.0        14.8%
Landry's Seafood Restaurants (LNY)                   584.6      728.5      746.6       90.5        12.5%

                                                                                --------------------------
                                                                                          Mean     15.6%
                                                                                        Median     15.1%
                                                                                --------------------------


                                                                        OPERATING MARGINS            TOTAL DEBT/
                                                               EBITDA(1)               EBIT           2001A      % PUBLIC
           COMPANY (TICKER)                                 2001A       2002E     2001A      2002E     EBITDA     FLOAT(4)
---------------------------------------------               ----------  --------  ---------  ------  -----------  ----------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                                     15.0%      15.3%     11.3%      11.7%      0.14x       85.5%
RARE Hospitality International (RARE)                        13.2%      13.2%      8.5%       8.5%      0.46x       95.1%
Lone Star Steakhouse & Saloon (STAR)                         11.1%      13.7%      6.1%       7.6%      0.00x       90.0%
The Smith & Wollensky Restaurant Group (SWRG)                 2.2%       5.6%     -2.0%       1.5%      1.35x       66.2%

                                               -----------------------------------------------------------------------------
                                                  Mean       10.4%      11.9%      6.0%       7.3%      0.49x       84.2%
                                                Median       12.2%      13.4%      7.3%       8.1%      0.30x       87.8%
                                               -----------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(3)                            9.7%      11.0%      4.3%       3.9%      4.56x       65.0%
----------------------------------------------------------------------------------------------------------------------------

UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                                14.8%      15.7%     10.3%      11.0%      0.00x       81.2%
P.F. Chang's China Bistro (PFCB)                             14.2%      14.0%      9.1%       8.9%      0.08x       70.6%

                                               -----------------------------------------------------------------------------
                                                  Mean       14.5%      14.8%      9.7%       9.9%      0.04x       75.9%
                                               -----------------------------------------------------------------------------

CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                                     12.3%      12.9%      8.5%       9.1%      1.21x       98.9%
Brinker International (EAT)                                  13.2%      13.5%      9.0%       9.2%      1.11x       99.7%
CBRL Group (CBRL)                                            10.2%      10.9%      6.8%       7.4%      0.66x       96.5%
Ruby Tuesday (RI)                                            16.6%        NA      12.5%        NA       0.18x       96.8%
Applebee's International (APPB)                              20.7%      21.7%     15.1%      16.1%      0.52x       93.0%
Landry's Seafood Restaurants (LNY)                           12.1%      12.2%      6.8%       7.1%      1.93x       64.2%

                                               -----------------------------------------------------------------------------
                                                  Mean       14.2%      14.3%      9.8%       9.8%      0.94x       91.5%
                                                Median       12.7%      12.9%      8.8%       9.1%      0.88x       96.6%
                                               -----------------------------------------------------------------------------

Notes:
--------------------------------------------
N.B. Estimates from recent research reports unless noted otherwise. Statistics reflect calendar year figures.
(1) EBITDA figures are before pre-opening costs, using assumptions where necessary.
(2) Growth rate projections based upon March IBES estimates.
(3) Morton's 2001 multiples are based upon actual, rather than pro forma, figures. The Company's 2002 multiples are based upon the Research Analyst case estimates.
(4) Float statistics are from Bloomberg. Float is defined as shares not owned by directors, officers or holders of approximately 10% or more.


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